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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                         _____________________________

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                 MEDAREX, INC.
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            (Exact Name of Registrant as Specified in Its Charter)

              New Jersey                                        22-2822175
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 (State of Incorporation or Organization)                      (I.R.S. Employer
                                                             Identification No.)

   1545 Route 22 East, Annandale, New Jersey                         08801
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   (Address of Principal Executive Offices)                       (Zip Code)


 If this form relates to the               If this form relates to the
 registration of a class of debt           registration of a class of debt
 securities and is effective upon          securities and is to become effective
 filing pursuant to General                simultaneously with the
 Instruction A(c)(1) please check          effectiveness of a concurrent
 the following box.  [_]                   registration statement under the
                                           Securities Act of 1933 pursuant to
                                           General Instruction A(c)(2) please
                                           check the following box. [_]

Securities to be registered pursuant to Section 12(b) of the Act:

 Title of Each Class                             Name of Each Exchange on Which
 to be so Registered                             Each Class is to be Registered
 -------------------                             ------------------------------

             NONE                                              NONE
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_________________________________             _________________________________

Securities to be registered pursuant to Section 12(g) of the Act:


                       Warrants to Purchase Common Stock
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                               (Title of Class)
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Item 1.  Description of Registrant's Securities to be Registered.
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    At a special meeting ("Special Meeting") of the Stockholders of Houston
Biotechnology Incorporated ("HBI") to be held on February 27, 1997, holders of record as of January 24, 1997, of common stock, par value $0.01 per share, of HBI ("HBI Common Stock) will consider and vote upon a plan of merger in accordance with the Agreement and Plan of Merger dated December 18, 1996 ("Merger Agreement") among HBI, the Registrant, and Medarex Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Registrant ("Merger Sub"), pursuant to which (i) Merger Sub shall be merged with and into HBI ("Merger") with HBI being the surviving corporation and resulting in HBI being a wholly-owned subsidiary of the Registrant, and (ii) each share of HBI Common Stock shall be converted into the right to receive 0.182 (the "Exchange Ratio") shares of Medarex common stock, par value $0.01 per share ("Medarex Common Stock"). As part of the Merger, all of the outstanding warrants to acquire HBI Common Stock (the "HBI Warrants") issued pursuant to the Warrant Agreement dated May 24, 1993, between HBI and Mellon Securities Trust Company, as Warrant Agent (the "Warrant Agreement"), a copy of which agreement has been filed as an exhibit to this Registration Statement, will be assumed by the Registrant. Consequently, after the effective date of the Merger (the "Effective Time"), HBI Warrants will be exercisable into such number of shares of Medarex Common Stock equal to the number of shares of HBI Common Stock subject to such HBI Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio and the exercise price shall be equal to the exercise price of such HBI Warrant immediately prior to the Effective Time divided by the Exchange Ratio. The following summary of certain provisions of the warrants to purchase Medarex Common Stock ("Warrants") and the Warrant Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Warrant Agreement. Whenever particular provisions or defined terms of the Warrants or Warrant Agreement are referred to, such provisions or terms are incorporated herein by reference.

    General.  Each of the Warrants will entitle the holder to purchase one share
    -------
of Medarex Common Stock at a price of $54.95 (the "Exercise Price"), subject to adjustment in certain circumstances, commencing at the time of original issuance of the Warrants and ending at 5:00 p.m., New York City time, on June 30, 1998 (the "Warrant Expiration Time"). Each Warrant not exercised prior to the Warrant Expiration Time shall automatically become void and no longer outstanding. The Board of Directors of the Registrant, in its discretion, may reduce the Exercise Price.

    Transfer.  Warrants may be presented for registration of transfer at the
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Corporate Trust Office or agency of the Warrant Agent in the Borough of
Manhattan, the City of Nw York (the "Office").

    Exercise.  Prior to the Warrant Expiration Time (and provided that there is
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a current prospectus on file with the Securities and Exchange Commission and any required filings have been made to comply with applicable state securities laws), a Warrant may be exercised in whole or in part upon surrender to the Warrant Agent at the Office of the Warrant Agent of the Warrants to be exercised, together with a form of election to purchase on the reverse thereof duly completed and signed, with signature guaranteed, and upon payment to the Warrant Agent, for the account of the Registrant, of the Exercise Price by certified check payable to the order of the Registrant.

    Antidilution Adjustments.  The number and kind of shares purchasable upon
    ------------------------
exercise of the Warrants (the "Warrant Shares") and the Exercise Price are subject to adjustment from time to time upon the happening of certain events, including certain reclassifications or changes of outstanding securities issuable upon exercise of the Warrants; certain consolidations or mergers of the Registrant; certain sales or conveyances in a single transaction or in a series of related transactions with the same purchaser or

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affiliates thereof of all or substantially all of the assets of the Registrant as an entity; subdivision, or combinations of Medarex Common Stock; payment of certain dividends in, or other distributions of, Medarex Common Stock; certain distributions of securities (other than Medarex Common Stock or Medarex Common Stock equivalents), assets, evidence of indebtedness, or certain other properties or assets; certain issuances (other than in connection with employee benefit plans) of shares of Medarex Common Stock below the market price; certain issuances of securities or evidences of indebtedness which are convertible into or exchangeable for Medarex Common Stock, or any warrant, option or other right to subscribe for Medarex Common Stock or any such convertible security at a price below the market price thereof. In lieu of making any adjustments in the number of Warrant Shares purchasable upon the exercise of a Warrant, the Registrant may elect to issue additional Warrants representing the right to purchase the same number of additional Warrant Shares. The Registrant shall not be obligated to issue fractional Warrants or fractional Warrant Shares. In lieu of such fractions, the Registrant may pay the holder in cash an amount equal to the value thereof as determined in accordance with the Warrant Agreement.

    Notice of Certain Events.  The Registrant will give notices to holders of
    ------------------------
the Warrants in the case of certain consolidations or mergers, conveyances or sales of all or substantially all the assets of the Registrant, certain reclassifications or changes of Medarex Common Stock or other securities issuable upon exercise of the Warrants, a tender offer or exchange offer for shares of Medarex Common Stock or other securities issuable upon the exercise of the Warrants, and the voluntary or involuntary liquidation, dissolution or winding-up of the Medarex.

    Governing Law.  The laws of the State of Texas govern the Warrant Agreement
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and the Warrant Certificates without regard to principles of conflict of law.

Item 2.  Exhibits
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The securities described herein are to be registered on the Nasdaq National
Market, on which the Medarex Common Stock is already registered. The following exhibits are filed herewith or incorporated by reference as exhibits hereto:

1. Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-1 (File No. 33-98244)).

2. Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form S-1 (File No. 33-39956)).

3. Warrant Agreement dated May 24, 1993 between the Registrant and Mellon Securities Trust Company, as Warrant Agent (incorporated by Reference to
    Exhibit 4.2 of the Registrant's Registration Statement on Form S-4 (File No. 333-20119)).

4. Specimen of the Registrant's Warrant Certificate (incorporated by reference to Registrant's Registration Statement on Form S-4 (File No. 333-20119)).

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                                   SIGNATURE
                                   ---------

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

February 25, 1997.



                                         MEDAREX, INC.



                                         By:/s/Michael A. Appelbaum
                                            ------------------------------------
                                             Michael A. Appelbaum
                                             Senior Vice President - Finance
                                             and Administration, Secretary and
                                             Treasurer

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